Exhibit 99.2

Lenox, Incorporated and Subsidiary

Consolidated Financial Statements

For the years ended April 30, 2005, April 30, 2004 and April 30, 2003

PriceWaterhouseCoopers Opinion

Report of Independent Registered Public Accounting Firm

To the Board of Directors of Lenox, Incorporated:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholder’s equity and comprehensive income (loss), and cash flows present fairly, in all material respects, the financial position of Lenox, Incorporated and Subsidiary, a wholly-owned subsidiary of Brown-Forman Corporation, (the “Company”) at April 30, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended April 30, 2005, in conformity with accounting principles generally accepted in the United States of America.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.  We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1 to the consolidated financial statements, the Company changed the manner in which it accounts for stock-based compensation in fiscal 2005.

/s/ PricewaterhouseCoopers LLP
Florham Park, NJ
July 22, 2005

Lenox, Incorporated and Subsidiary

Consolidated Balance Sheet

(dollars in thousands)

April 30,	2004	2005

ASSETS
Accounts receivable, less allowance for doubtful accounts, returns and allowances of $10,376 in 2004 and $10,243 in 2005	$56,415	$48,383
Inventories:
Finished goods	101,221	89,544
Work in process	9,241	8,985
Raw materials & supplies	5,984	5,120
TOTAL INVENTORIES	116,446	103,649

Current portion of deferred taxes	4,543	2,913
Other current assets	17,577	10,743
TOTAL CURRENT ASSETS	194,981	165,688

Property, plant and equipment, net	101,707	82,843
Goodwill	126,673	89,673
Deferred income taxes	17,599	24,605
Other assets	16,933	14,163
TOTAL ASSETS	$457,893	$376,972

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable and accrued expenses	$64,021	$51,037
Income taxes payable	271	2,329
Note payable to Brown-Forman	3,077	—

TOTAL CURRENT LIABILITIES	67,369	53,366

Long-term debt	250	250
Other liabilities	70,341	82,646
TOTAL LIABILITIES	137,960	136,262

Commitments and contingencies

STOCKHOLDERS’ EQUITY
Common stock	1	1
Additional paid-in capital	305,544	267,435
Retained earnings	38,078	—
Accumulated other comprehensive income (loss)
Cumulatve translation adjustment	(21)	804
Pension liability adjustment - net of tax of $16,359 in 2004 and $18,775 in 2005	(23,669)	(27,530)
Total accumulated other comprehensive loss	(23,690)	(26,726)
TOTAL STOCKHOLDERS’ EQUITY	319,933	240,710
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$457,893	$376,972

The accompanying notes are an integral part of the financial statements

Lenox, Incorporated and Subsidiary

Consolidated Statement of Operations

(dollars in thousands)

For the Year Ended April 30,	2003	2004	2005

Net sales	$554,622	$557,216	$501,792

Cost of Sales	283,471	294,065	271,831

GROSS PROFIT	271,151	263,151	229,961

Advertising	88,718	86,727	75,490

Selling, general & administrative expenses	148,640	156,598	145,511

Goodwill impairment	—	—	37,000

OPERATING INCOME (LOSS)	33,793	19,826	(28,040)

Interest income	43	33	37

Interest expense	108	47	9

INCOME (LOSS) BEFORE TAXES	33,728	19,812	(28,012)

Income taxes	12,712	7,532	3,082

NET INCOME (LOSS)	$21,016	$12,280	$(31,094)

The accompanying notes are an integral part of the financial statements

Lenox, Incorporated and Subsidiary

Consolidated Statement of Cash Flows

(dollars in thousands)

For the Year Ended April 30,	2003	2004	2005

Net income (loss)	$21,016	$12,280	$(31,094)
Adjustments to reconcile net income (loss) to net cash provided by (used for) operations
Depreciation and amortization	18,137	16,816	16,180
Stock-based compensation expense	439	785	892
Gain on disposal of property, plant & equipment	—	—	(1,123)
Goodwill impairment	—	—	37,000
Deferred income taxes	4,102	3,985	(2,901)
Non-current assets and liabilities	(2,964)	(2,884)	7,517
Change in working capital
Accounts receivable	(1,031)	(4,417)	8,032
Inventories	(4,334)	10,844	12,797
Other current assets	1,872	(3,841)	6,834
Accrued taxes on income	(408)	(143)	2,058
Accounts payable & accrued expenses	(7,773)	(8,048)	(12,984)
Cash provided by operating activities	29,056	25,377	43,208

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property, plant & equipment	(32,741)	(22,324)	(7,461)
Proceeds from sale of property, plant & equipment	—	—	10,393
Disposal of property, plant & equipment	3,137	2,103	2,922
Cash provided by (used for) investing activities	(29,604)	(20,221)	5,854

CASH FLOWS FROM FINANCING ACTIVITIES:
Reduction of long-term debt	—	(7,435)	—
Increase (reduction) in note payable to Brown-Forman	728	2,349	(3,077)
Tax benefits from stock options	—	651	—
Proceeds from loans payable	—	250	—
Dividend / return of capital to Brown-Forman	(180)	(971)	(45,985)
Cash used for financing activities	548	(5,156)	(49,062)

NET CHANGE IN CASH AND CASH EQUIVALENTS	—	—	—

CASH AND CASH EQUIVALENTS BEGINNING OF YEAR	—	—	—

CASH AND CASH EQUIVALENTS END OF YEAR	$—	$—	$—

SUPPLEMENTAL DISCLOSURE OF CASH PAID FOR
Interest	109	46	—
Income taxes	14,691	10,728	4,603

The Company incurred noncash expenses for stock options of $439,  $785 and $892 in fiscal 2003, 2004 and 2005 respectively, which were offset to equity

The accompanying notes are an integral part of the financial statements

Lenox, Incorporated and Subsidiary

Consolidated Statement of Stockholders’ Equity and Comprehensive Income (Loss)

(dollars in thousands)

For the Year Ended April 30,	2003	2004	2005

COMMON STOCK
Common stock - par value $1; 1000 shares authorized, issued and outstanding	$1	$1	$1

ADDITIONAL PAID-IN CAPITAL
Balance at beginning of the year	304,821	305,080	305,544
Stock-based compensation expense	439	785	892
Return of capital to parent company	(180)	(321)	(39,001)
Balance at end of the year	305,080	305,544	267,435

RETAINED EARNINGS
Balance at beginning of the year	4,782	25,798	38,078
Net income (loss)	21,016	12,280	(31,094)
Dividend to parent company			(6,984)
Balance at end of the year	25,798	38,078	—

ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)
Balance at beginning of the year	(1,522)	(26,871)	(23,690)
Net other comprehensive income (loss)	(25,349)	3,181	(3,036)
Balance at end of the year	(26,871)	(23,690)	(26,726)

TOTAL STOCKHOLDERS’ EQUITY	$304,008	$319,933	$240,710

COMPREHENSIVE INCOME (LOSS)
Net income (loss)	$21,016	$12,280	$(31,094)
Other comprehensive income (loss)
Pension liability adjustment - net of tax of ($16,852), $1,608 and ($2,416)	(26,002)	2,333	(3,861)
Foreign currency translation adjustment	653	848	825
Net other comprenhensive income (loss)	(25,349)	3,181	(3,036)

Total comprehensive income (loss)	$(4,333)	$15,461	$(34,130)

The accompanying notes are an integral part of the financial statements

LENOX, INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars expressed in thousands)

1. ACCOUNTING POLICIES

Business overview.  Lenox, Inc. (Lenox or the Company) is a designer, marketer and manufacturer of fine china dinnerware and silver flatware in the United States and a leading designer and marketer of crystal, stainless flatware, collectibles and other tabletop and giftware products. The Company’s products are sold under the Lenox, Dansk, Gorham and Kirk Stieff brands.  The Company also markets jewelry and collectibles in the United Kingdom under the Brooks & Bentley brand.

The Company leverages a multi-faceted distribution strategy to sell its tabletop brands, collectibles and jewelry. Products are offered to leading U.S. department stores and retailers through its Wholesale division and direct to consumers through its Retail division via Company-owned retail outlets and Direct and Brooks & Bentley divisions via direct mail, catalogs and the internet.

Principles of consolidation. The accompanying consolidated financial statements include the accounts of the Company, a wholly-owned subsidiary of Brown-Forman Corporation (Brown-Forman) and Brooks & Bentley, a wholly-owned direct-to-consumer subsidiary of the Company based in the U.K, after elimination of all material intercompany accounts, transactions, and profits.

Cash equivalents. Cash equivalents include bank demand deposits and all highly liquid investments with original maturities of three months or less.

Allowance for doubtful accounts. We evaluate the collectibility of accounts receivable based on a combination of factors. When we are aware of circumstances that may impair a specific customer’s ability to meet its financial obligations, we record a specific allowance to reduce the net recognized receivable to the amount we reasonably believe will be collected. For all other customers, we recognize allowances for doubtful accounts based on the length of time the receivables are outstanding, the current business environment, and our historical collection experience for customers of similar nature and background.

Inventories. We state inventories at the lower of cost or market, with inventories being valued using the last-in, first-out (LIFO) method. If we did not use the LIFO method, inventories would have been $8,903 and $7,346 lower than reported at April 30, 2004 and 2005, respectively.

In 2005, certain inventory quantities were reduced due to the closure of the Dansk retail chain, resulting in a liquidation of LIFO inventory quantities carried at higher costs prevailing in prior years. The effect was to decrease net income by approximately $800,000

Property, plant, and equipment. We state property, plant, and equipment at cost less accumulated depreciation. We calculate depreciation on a straight-line basis over the estimated useful lives of the assets as follows: 20 to 40 years for buildings and improvements, 3 to 10 years for machinery and equipment, 3 years for tooling and 3 to 5 years for capitalized software costs.

We capitalize interest cost during the new construction or upgrade of qualifying assets. Capitalized interest is added to the cost of the underlying assets and is amortized over the useful lives of the assets. We capitalized $233,000 and $578,000 of interest in 2003 and 2004 respectively, primarily related with the construction of our distribution center in Hagerstown, Maryland.  We did not capitalize any interest in 2005.

Foreign currency translation. The U.S. dollar is the functional currency and we report all gains and losses from foreign currency transactions in current income. The British pound is the functional currency for Brooks & Bentley. For this investment, we report cumulative translation effects in the cumulative translation adjustment to stockholders’ equity

Revenue recognition. We recognize revenue at the time the product is shipped.

Cost of sales. Cost of sales includes the costs of receiving, producing, inspecting, warehousing, insuring, and shipping goods sold during the period.

Shipping and handling fees and costs. We report the amounts we bill to our customers for shipping and handling as net sales, and we report the costs we incur for shipping and handling as cost of sales.

Advertising costs. We expense most advertising costs as we incur them and we capitalize and amortize certain direct-response advertising costs over periods not exceeding one year. Capitalized advertising costs totaled $5,525 and $4,120 at April 30, 2004 and 2005 respectively.

Sales incentives. We offer sales discounts to our wholesale customers, which are recorded as a reduction of net sales. Discounts totaled $8,098,  $6,955 and $6,350 for 2003, 2004 and 2005, respectively. The cost of cooperative advertising arrangements, which are recorded as advertising expenses, totaled $8,244, $8,306 and $8,064 for 2003, 2004 and 2005, respectively.

Selling, general, and administrative expenses. Selling, general, and administrative expenses include the costs associated with our sales force, administrative staff and facilities, and other expenses related to the non-production functions of our business.

Estimates. To prepare financial statements that conform with generally accepted accounting principles, management must make informed estimates that affect how we report revenues, expenses, assets, and liabilities, including contingent assets and liabilities.

Goodwill and other intangible assets – Goodwill represents the excess of the acquisition costs over the fair value of the net assets acquired in the 1983 purchase of the Company by Brown-Forman. We periodically review the carrying value of intangible assets, including the goodwill that resulted from the acquisition of Lenox by Brown-Forman, to determine whether an impairment may exist. We consider relevant cash flow and profitability information, including estimated future operating results, trends, and other available information, in assessing whether the carrying value of intangible assets can be recovered. If we determine that the carrying value of intangible assets will not be recovered from the discounted future cash flows of the acquired business, we consider the carrying value of such intangible assets as impaired and reduce them by a charge to operations in the amount of the impairment.

Fair value of financial instruments. The Company’s financial instruments are accounts receivable, accounts payable, notes payable and long-term debt. The recorded values of accounts receivable, and accounts payable approximate their fair values based on their short-term nature. The recorded values of long-term debt approximate its fair value, as interest approximates market rates.

Concentrations. The Company controls credit risk through credit approvals, credit limits, and performs ongoing credit evaluations of its customers’ financial condition. At April 30, 2004 one customer accounted for more than 10% of the Company’s accounts receivable, accounting for 13% of total accounts receivable in aggregate.

During 2005, that same customer announced plans to merge with our second largest customer. At April 30, 2005 these two combined entities, each of whom accounted for more than 10% of the Company’s accounts receivable, accounted for 30% of total accounts receivable in aggregate.  We maintain adequate reserves for potential credit losses and such losses have been minimal and within management’s estimates.

Stock options.  We apply Financial Accounting Standards Boards Statement No. 123(R), “Share-Based Payment,” which requires companies to expense the fair value of stock options and other forms of stock-based compensation.

2. OTHER CURRENT ASSETS  - consists of the following at April 30:

	2004	2005

Prepaid expenses	$2,632	$3,193
Direct-response advertising costs	5,525	4,120
Kiln furniture(manufacturing supplies)	1,495	1,853
Income tax refunds	7,333	628
All Other	592	949
	$17,577	$10,743

3. PROPERTY, PLANT & EQUIPMENT  - consists of the following at April 30:

	2004	2005

Land	$12,909	$9,586
Buildings	83,757	68,483
Tooling	17,970	16,930
Equipment	138,329	123,339
Construction in process	3,669	3,302
	256,634	221,640
Less accumulated depreciation	154,927	138,797
	$101,707	$82,843

Depreciation expense for 2003, 2004 and 2005 was $12,157, $11,105 and $10,844

4. GOODWILL -

In 2005, during the course of our review of the value of intangible assets, we recorded a pretax charge of $37,000 relating to the impairment of goodwill. The impairment charge reflects our lowered expectations for the future prospects of our Retail division in light of changing consumer buying patterns. The amount represents the excess of the previously recorded book value of the goodwill over the fair value, as estimated using discounted projected future cash flows based on the revised long-term outlook for the division.

5. OTHER ASSETS  - consists of the following at April 30:

	2004	2005

Capitalized software	$8,274	$6,613
Display fixtures	3,223	2,836
Pension intangible	2,719	2,118
Insurance refund related to environmental matters	1,978	1,992
Notes receivable	500	463
All Other	239	141
	$16,933	$14,163

Amortization expense related to software costs and display fixtures for 2003, 2004 and 2005 was $5,980 $5,711 and $5,336.

In September 2002 the Company sold substantially all of the assets of its Mount Pleasant, Pennsylvania crystal manufacturing facility at a loss of $800 to Economic Growth Connection of Westmoreland. The sales price of $1,600 consisted of $1,100 in cash and a term note of $500. The borrower paid interest only for the first 24 months at a rate of 6.5%.  Beginning September 1, 2004, interest and principal payments on the note are due monthly until maturity at August 2112. The assets of the purchaser collateralize the note receivable.

Principal contractual maturities on the note receivable are as follows:

Year	Maturities
2006	$47
2007	55
2008	58
2009	63
2010	67
2011	71
2012	76
2013	26
$463

6. ACCOUNTS PAYABLE & ACCRUED EXPENSES  - consists of the following at April 30:

	2004	2005

Trade accounts payable	$22,403	$19,785
Accrued expenses
Compensation and commissions	9,828	9,213
Insurance	3,351	3,631
Severance & restructuring	4,617	2,855
Sales and other taxes	8,804	6,235
Customer deposits	1,913	1,592
Advertising	2,180	1,490
Occupancy	1,274	817
All Other	9,651	5,419
	$64,021	$51,037

7. TAXES ON INCOME The Company is included in the consolidated tax return of Brown-Forman and taxes are calculated on a separate company basis. The income shown above was determined according to financial accounting standards.  Because those standards sometimes differ from the tax rules used to calculate taxable income, there are differences between (a) the amount of taxable income and pretax financial income for a year; and (b) the tax bases of assets or liabilities and their amounts as recorded in our financial statements.  As a result, we recognize a current tax liability for the estimated income tax payable on the current tax return, and deferred tax liabilities (income tax payable on income that will be recognized on future tax returns) and deferred tax assets (income tax refunds from deductions that will be recognized on future tax returns) for the estimated effects of the differences mentioned above. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Realization of the deferred income tax asset is dependent on generating sufficient taxable income in future years. Although realization is not assured, management believes it is more likely than not that all of the deferred income tax asset will be realized.

Deferred tax assets and liabilities as of the end of each of the last two years were as follows:

April 30,	2004	2005
Deferred tax assets:
Post retirement and other benefits	$27,853	$32,831
Reorganization liabilities	1,153	389
Bad debts	1,433	1,172
Accrued expenses	1,918	1,446
Total deferred tax assets	32,357	35,838

Deferred tax liabilities:
Inventory	4,383	3,333
Property, plant and equipment	5,832	4,987
Total deferred tax liabilities	10,215	8,320
Net deferred tax asset	$22,142	$27,518

Total income tax expense for a year includes the tax associated with the current tax return (“current tax expense”) and the change in the net deferred tax liability (“deferred tax expense”).  Total income tax expense for each of the last three years was as follows:

	2003	2004	2005
Current:
Federal	$8,195	$2,948	$4,300
State and local	415	599	1,683
	8,610	3,547	5,983
Deferred:
Federal	3,207	3,115	(2,268)
State and local	895	870	(633)
	4,102	3,985	(2,901)
Income taxes	$12,712	$7,532	$3,082

Our consolidated effective tax rate may differ from current statutory rates due to the recognition of amounts for events or transactions that have no tax consequences.  The following table reconciles our effective tax rate to the federal statutory tax rate in the United States:

	2003		2004		2005
	$	%	$	%	$	%
U.S. federal statutory rate	11,805	35.0	6,934	35.0	(9,804)	35.0
State taxes, net of U.S.	1,841	5.5	955	4.8	423	(1.5)
Goodwill impairment	—	—			12,950	(46.2)
Nondeductible expenses	175	0.5	175	0.9	420	(1.5)
Reserve adjustments for settled tax matters	(1,109)	(3.3)	(532)	(2.7)	(907)	3.2
Effective rate	12,712	37.7	7,532	38.0	3,082	(11.0)

8. DEBT - Long-term debt consists of the following at April 30:

	2004	2005
Conditional promissory note payable to the Maryland Department of Business and Economic Development. Interest accrues at 3% per annum. principal and interest payments are deferred until 12/31/06, thereafter subject to multiple maturity dates determined by the Company’s employment levels at the Hagerstown Distribution facility, collateralized by certain equipment in the Hagerstown Distribution Facility. If the Company meets certain employment levels at December 31, 2006, 2007 and 2008 as defined by the terms of the agreement, the note may be fully or partially forgiven.	$150	$150

Conditional grant agreement with the Board of County Commissioners of Washington County, Maryland, non-interest bearing, principal payments are deferred until 12/31/06, thereafter subject to multiple maturity dates determined by the Company’s employment levels at the Hagerstown Distribution facility, collateralized by certain equipment in the Hagerstown Distribution Facility. If the Company meets certain employment levels at December 31, 2006, 2007 and 2008 as defined by the terms of the agreement, the note may be fully or partially forgiven	100	100

	$250	$250

For the fiscal years ended April 30, 2004 and 2005, the company had not achieved the employment levels required on the above measurement dates in order to qualify for full or partial debt forgiveness.

9. OTHER LIABILITIES - consists of the following at April 30:

	2004	2005

Pension	$39,562	$50,399
Postretirement	26,526	27,887
Environmental matters	3,711	3,480
All Other	542	880
	$70,341	$82,646

10. PENSION AND OTHER POSTRETIREMENT BENEFITS

We sponsor various defined benefit pension plans as well as postretirement plans providing retiree health care and retiree life insurance benefits. The following discussion provides information about our obligations related to these plans, the assets dedicated to meeting the obligations, and the amounts we recognized in our financial statements as a result of sponsoring these plans. We use a measurement date of January 31 to determine the amounts of the plan obligations and assets presented below.

Obligations. We provide eligible employees with pension and other postretirement benefits based on such factors as years of service and compensation level during employment. The pension obligation shown below (“projected benefit obligation”) consists of: (a) benefits earned by employees to date based on current salary levels (“accumulated benefit obligation”); and (b) benefits to be received by the employees as a result of expected future salary increases. (The obligation for medical and life insurance benefits is not affected by future salary increases.) This table shows how the present value of our obligation changed during each of the last two years.

			Medical and Life
	Pension Benefits		Insurance Benefits
	2004	2005	2004	2005

Obligation at beginning of year	$145,541	$164,162	$30,055	$30,254
Service cost	4,567	5,580	920	815
Interest cost	9,193	9,588	1,901	1,583
Actuarial loss (gain)	11,721	1,511	(1,536)	(664)
Retiree contributions	—	—	302	357
Benefits paid	(6,860)	(7,104)	(1,388)	(1,550)
Obligation at end of year	$164,162	$173,737	$30,254	$30,795

Service cost represents the present value of the benefits attributed to service rendered by employees during the year. Interest cost is the increase in the present value of the obligation due to the passage of time. Actuarial loss (gain) is the change in value of the obligation resulting from experience different from that assumed or from a change in an actuarial assumption. (The actuarial assumptions used are discussed at the end of this note.)

As shown above, our pension and other postretirement benefit obligations were reduced by benefit payments in 2005 of $7,104 and $1,550, respectively. Expected benefit payments over the next ten years are as follows

		Medical and Life
Year	Pension Benefits	Insurance Benefits

2006	7,119	1,057
2007	7,431	1,440
2008	7,772	1,512
2009	8,165	1,587
2010	8,517	1,665
2011 - 2015	48,957	9,660

The Medicare Prescription Drug, Improvement and Modernization Act of 2003 (“the Act”) was enacted in December 2003. The Act provides a federal subsidy to plan sponsors for certain qualifying prescription drug benefits covered under the sponsor’s postretirement medical benefit plans. The Act reduced our postretirement benefit expense by $1,078 during 2005 and reduced our benefit obligation by $6,262.

Assets. We specifically invest certain assets in order to fund our pension benefit obligations. Our investment goal is to earn a total return that over time will grow assets sufficient to fund our plans’ liabilities, after providing appropriate levels of contributions and accepting prudent levels of investment risk. In order to achieve this goal, plan assets are invested primarily in funds or portfolios of funds actively managed by outside managers. Investment risk is managed to prudent levels by company policies that require diversification of asset classes, manager styles and individual holdings. We measure and monitor investment risk through quarterly and annual performance reviews, and periodic asset/liability studies.

Asset allocation is the most important method for achieving our investment goals and is based on our assessment of the plans’ long-term return objectives and the appropriate balances needed for liquidity, stability, and diversification. The allocation of our pension plan assets at fair value on January 31, 2004 and 2005, and the target allocation for 2006, by asset category, are as follows:

	Actual 2004	Actual 2005	Target 2006

Equity securities	73%	71%	70%
Debt securities	15%	16%	15%
Real estate	4%	5%	5%
Other	8%	8%	10%
Total	100%	100%	100%

This table shows how the fair value of the pension plan assets changed during each of the last two years. (We do not have assets set aside for postretirement medical or life insurance benefits.)

			Medical and Life
	Pension Benefits		Insurance Benefits
	2004	2005	2004	2005

Fair value at beginning of year	$85,753	$110,837	$—	$—
Actual return on plan assets	23,985	6,234	—	—
Retiree contributions	—	—	302	357
Company contributions	7,919	609	1,086	1,193
Benefits paid	(6,820)	(7,104)	(1,388)	(1,550)
Fair value at end of year	$110,837	$110,576	$—	$—

Consistent with our funding policy, we expect to contribute $7,400 to our pension plans and $2,000 to our other postretirement benefit plans in 2006.

Funded status. The funded status of a plan refers to the difference between its assets and its obligations. This amount differs from the amount recognized on the balance sheet because, as discussed below, certain changes in the present value of the obligation and the fair value of the plan assets are amortized over several years for accounting purposes. This table reconciles the funded status of the plans to the net amount recognized on the balance sheet.

			Medical and Life
	Pension Benefits		Insurance Benefits
	2004	2005	2004	2005

Assets	$110,837	$110,576	$—	$—
Obligations	(164,162)	(173,737)	(30,254)	(30,795)
Funded status	(53,325)	(63,161)	(30,254)	(30,795)
Unrecognized net loss (gain)	52,842	57,918	(166)	(648)
Unrecognized prior service cost	2,719	2,385	3,479	3,277
Other	949	882	415	279
Net amount recognized on balance sheet	$3,185	$(1,976)	$(26,526)	$(27,887)

The unrecognized net loss for the pension plans primarily relates to the difference between the actual cumulative return on plan assets versus the expected cumulative return. (See below for assumptions regarding expected return on plan assets.) The net amount is recognized on the balance sheet as follows:

			Medical and Life
	Pension Benefits		Insurance Benefits
	2004	2005	2004	2005

Accrued postretirement benefits	$(39,562)	$(50,399)	$(26,526)	$(27,887)
Other assets	2,719	2,118	—	—
Accumulated other comprehensive loss	40,028	46,305	—	—
Net amount recognized on balance sheet	$3,185	$(1,976)	$(26,526)	$(27,887)

The projected and accumulated benefit obligations for each of our pension plans exceed the plan assets.  The total accumulated benefit obligation for all plans was $150,508 and $160,811 at April 30, 2004 and 2005, respectively.

Pension expense - This table shows the components of the pension expense recognized during each of the last two years. The amount for each year includes amortization of the prior service cost and net loss that was unrecognized as of the beginning of the year.

	Pension Benefits
	2003	2004	2005

Service cost	$4,502	$4,567	$5,580
Interest cost	8,900	9,193	9,588
Expected return on plan assets	(12,521)	(11,149)	(11,167)
Amortization of
Unrecognized net asset	(799)	—	—
Unrecognized prior service cost	699	592	334
Unrecognized net loss (gain)	(39)	250	1,328
Net expense	$742	$3,453	$5,663

The prior service cost represents the cost of retroactive benefits granted in plan amendments and is amortized on a straight-line basis over the average remaining service period of the employees expected to receive the benefits. The net loss results from experience different from that assumed or from a change in actuarial assumptions, and is amortized over at least that same period.

The pension expense recorded during the year is estimated at the beginning of the year. As a result, the amount is calculated using an expected return on plan assets rather than the actual return. The difference between actual and expected returns is included in the unrecognized net loss at the end of the year.

Other postretirement benefit expense. This table shows the components of the postretirement medical and life insurance benefit expense that we recognized during each of the last two years.

	Medical and Life Insurance Benefits
	2003	2004	2005

Service cost	$822	$920	$815
Interest cost	1,844	1,901	1,583
Amortization of:
Unrecognized prior service cost	217	202	202
Unrecognized net loss (gain)	(44)	241	(182)
Net expense	$2,839	$3,264	$2,418

Assumptions and sensitivity. We use various assumptions to determine the obligations and expense related to our pension and other postretirement benefit plans. The assumptions used in computing benefit plan obligations as of the end of the last two years were as follows:

			Medical and Life
	Pension Benefits		Insurance Benefits
	2004	2005	2004	2005

Discount rate	6.00%	5.80%	6.00%	5.80%
Rate of salary increase	4.00%	4.00%	—	—
Expected return on plan assets	8.75%	8.75%	—	—

The assumptions used in computing benefit plan expense during each of the last two years were as follows:

				Medical and Life
	Pension Benefits			Insurance Benefits
	2003	2004	2005	2003	2004	2005

Discount rate	7.00%	6.50%	6.00%	7.00%	6.50%	6.00%
Rate of salary increase	4.00%	4.00%	4.00%	—	—	—
Expected return on plan assets	9.50%	8.75%	8.75%	—	—	—

The discount rate represents the interest rate used to discount the cash-flow stream of benefit payments to a net present value as of the current date. A lower assumed discount rate increases the present value of the benefit obligation.

The assumed rate of salary increase reflects the expected annual increase in salaries as a result of inflation, merit increases, and promotions. A lower assumed rate decreases the present value of the benefit obligation.

The expected return on plan assets represents the long-term rate of return that we assume will be earned over the life of the pension assets, considering the distribution of those assets among investment categories and the related historical rates of return.

The assumed healthcare cost trend rates as of the end of the last two years were as follows:

	Medical and Life Insurance Benefits
	2004	2005

Healthcare cost trend rate:
Present rate before age 65	8.88%	8.32%
Present rate age 65 and after	10.38%	9.57%

We project healthcare cost trend rates to decline gradually to 5.5% by 2010 and to remain level after that. Assumed healthcare cost trend rates have a significant effect on the amounts reported for postretirement medical plans. A one percentage point increase in assumed healthcare cost trend rates would have increased the accumulated postretirement benefit obligation as of April 30, 2005, by $1,605 and the aggregate service and interest costs for 2005 by $147.  A one percentage point decrease in assumed healthcare cost trend rates would have decreased the accumulated postretirement benefit obligation as of April 30, 2005, by $1,511 and the aggregate service and interest costs for 2005 by $137.

11. COMMITMENTS - We made rental payments for real estate, vehicles, as well as office, computer, and manufacturing equipment under operating leases of $16,739 in 2003, $17,863 in 2004 and $15,182 in 2005. We have commitments related to, minimum lease payments of $9,349 in 2006, $4,850 in 2007, $2,841 in 2008, $954 in 2009, $547 in 2010, and $45 after 2010.  The reduction in commitments in future years is primarily the result of fewer retail store leases as a result of the closure of our Dansk retail chain.

12. RELATED PARTY TRANSACTIONS –

The Company receives support from Brown-Forman for various administrative and support services primarily in the areas of information systems, administration of employee benefits and risk management.  Charges for these services for 2003, 2004 and 2005 were $2,350,  $2,400 and $2,500 respectively which approximates the cost of these services.

Note payable to Brown-Forman represents the net cash used by Lenox to fund its operations during the fiscal year. The note balance accrues interest at prevailing market rates and was paid in May 2005 from cash generated by operations. Interest expense was insignificant. There was no note balance at April 2005 as operations provided cash that was transferred to Brown-Forman via a dividend.

The Company’s Direct division utilizes media advertising as a primary way to acquire customers in its direct mail business. The company benefits from Brown-Forman’s purchasing volume allowing them to obtain media advertising space at Brown-Forman’s rates. Media advertising purchased through Brown-Forman for 2003, 2004 and 2005 totaled $19,468 $18,733 and $12,498 respectively. Additionally, Brown-Forman charges an administrative fee related to media advertising. Fees for 2003, 2004 and 2005 were $311.

The Company licenses the Jack Daniels brand name from Brown-Forman through an agreement that expires June 2006 with an extension for an additional two years, at the option of the Company, if earned royalties equal or exceed $150 over the initial term of the agreement. Royalties are calculated as a percent of net sales. Net sales of Jack Daniels products for 2003, 2004 and 2005 totaled $793, $3,496 and $3,378 and royalty expenses paid to Brown-Forman for 2003, 2004 and 2005 (included in cost of sales) were $25, $108 and $192 respectively.

13. CONTINGENCIES - We get sued in the normal course of business and sometimes plaintiffs seek substantial damages. Significant judgment is required in predicting the outcome of these suits and claims, many of which take years to adjudicate. We accrue estimated costs for a contingency when we believe that a loss is probable, at such time, the accrual will be adjusted as appropriate to reflect changes in facts and circumstances.

In August 2004, plaintiffs purporting to represent a class of consumers who purchased tableware sold in the United States from May 1, 2001 through the present filed suit against Federated Department Sores, the May Department Stores Company, Waterford Wedgewood U.S.A, and the Company.  In November 2004, plaintiffs filed a consolidated complaint alleging that the defendants violated Section 1 of the Sherman Act by conspiring to fix prices and to boycott sales to Bed, Bath & Beyond. Plaintiffs seek to recover an undisclosed amount of damages, trebled in accord with the anti-trust laws, as well as costs, attorney fees and injunctive relief.  Lenox denies the allegations of the complaint and intends to defend the case vigorously. It is not possible at this time to estimate a possible loss or range of loss, if any, in this lawsuit. However, an adverse result in this lawsuit could have a material adverse effect on our financial position, results of operations or cash flows.

14. ENVIRONMENTAL MATTERS - We face environmental claims resulting from the cleanup of several manufacturing or waste disposal sites in the United States. We accrue for losses associated with environmental cleanup obligations when such losses are probable and can be reasonably estimated. At some sites, there are other potentially responsible parties who are expected to bear part of the costs, in which cases our accrual is based on our estimate of our share of the total costs. A portion of the cleanup costs with respect to certain sites is expected to be paid by insurance. The estimated recovery of cleanup costs from insurers is recorded as an asset when receipt is deemed probable.

At April 30, 2005, the Company estimated, based on engineering studies, total remediation and ongoing monitoring costs to be made in the future to be $4,530, including the effects of inflation. Accordingly, the Company recorded a liability of approximately $3,480 in Other Liabilities, which represents the net present value of the estimated future costs discounted at 6%.  The estimated insurance recovery assets as of April 30, 2005 and 2004 were $1,992 and $1,978 respectively and are included in Other Assets

We do not believe that any additional environmental cleanup costs we incur will have a material adverse effect on our consolidated financial position, results of operations or cash flows.

15. RESTRUCTURING COSTS - During 2002, we accrued $16,800 of costs related to our decision to close three manufacturing plants. The $16,800 included $9,000 of severance costs for 600 terminated employees, $5,000 of other estimated cash expenditures, and $2,800 of losses on impaired machinery and equipment. We closed one plant during fiscal 2002 and the other two during fiscal 2003. We have replaced the output of these plants by shifting a portion of production to two of our other facilities and by outsourcing the remainder. During 2004, we accrued an additional $2,200 for anticipated losses on the sale of buildings and equipment. We have charged $17,700 of costs against these accruals through April 30, 2005, including $8,300 of severance costs, $5,200 of other cash expenditures, and $4,200 of losses on impaired machinery and equipment, leaving a remaining accrual balance of $1,300 as of April 30, 2005 related to the restructuring activities above.

In 2005 we incurred approximately $2,200 of costs related to the closure of all Dansk retail stores. From a total of 41 stores in the chain we closed 26 stores and converted the remaining 15 stores to Lenox outlets on either a temporary or permanent basis. All significant closure activities were completed by April 30, 2005. The $2,220 closure costs included a severance accrual of $1,200 for 180 terminated employees and $1,000 of period costs related to losses on store assets and administration fees that were charged directly to SG&A in 2005. We charged $460 in severance against the accrual that has a remaining accrual balance of $740 at April 30, 2005. We expect to pay the remaining severance in 2006.

During 2004 and 2005, we accrued $3,320 and $2,800 of costs associated with a general restructuring. These were severance-related costs for the termination of non-manufacturing and administrative employees. In 2004 and 2005 we charged $1,530 and $3,810 in severance against the accrual. The accrual balance as of April 30, 2004 and 2005 was $1,790 and $780 respectively. We expect to pay the remaining severance in 2006.

16. STOCK OPTIONS – Brown-Forman has granted options for shares of its Class B common stock to certain Lenox employees.  The options were granted at an exercise price equal to the fair value of the underlying stock on the grant date.  The options become exercisable after three years from the first day of the fiscal year of grant and expire seven years after that date.  The grant-date fair values of these options granted during 2004 and 2005 were $9.29 and $10.78 per option, respectively.  Fair values were estimated using the Black-Scholes pricing model with the following assumptions:

	2003	2004	2005
Risk-free interest rate	3.9%	3.6%	4.0%
Expected volatility	24.1%	24.6%	24.0%
Expected dividend yield	2.0%	1.9%	1.9%
Expected life (years)	6	6	6

The accompanying statements of operations reflect compensation expense related to stock-based incentive awards on a pre-tax basis of $439 in 2003, $785 in 2004, $892 in 2005, partially offset by deferred income tax benefits of $179, $320 and $364 in 2003, 2004 and 2005 respectively.

A summary of options as of April 30, 2005 and changes during the year then ended is presented below.  All options are for an equivalent number of shares of Brown-Forman Class B common stock.

		Weighted	Weighted
		Average Exercise	Average Remaining	Aggregate
	Shares	Price Per Option	Contractual Term	Intrinsic Value
	(in thousands)
Outstanding at May 1, 2004	276	$33.95
Granted	108	46.58
Exercised	(26)	32.03
Forfeited or expired	(8)	38.72
Outstanding at April 30, 2005	350	$37.87	7.3	$6,179
Exercisable at April 30, 2005	153	$31.00	5.7	$3,737

The total intrinsic value of options exercised during 2003, 2004 and 2005 was $222, $1,653 and $420, respectively

17.  SUBSEQUENT EVENT (Unaudited) – On September 1, 2005, Brown-Forman consummated a previously announced disposition of substantially all of Lenox to Department 56, Incorporated for $196 million in cash (subject to a final working capital adjustment.)